GrowGeneration Reports Third Quarter 2026 Financial Results

Delivers Positive GAAP Net Income and $2.3 million of Adjusted EBITDA

Proprietary Brand Sales Increase 19.3% Year-Over-Year, Reaching 40.6% of Cultivation and Gardening Revenue

Gross Margin Expands 520 Basis Points to 32.4%; Operating Expenses Decline 7.1%

Company Narrows Full-Year Revenue Guidance to $163 Million–$165 Million and Announces Additional Cost-Reduction Initiatives to Support Improved Profitability in 2027

$41.8 million in Cash, Cash Equivalents, and Marketable Securities; No Debt

DENVER, November 10, 2026 -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGeneration,” “GrowGen,” or the “Company”), one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers, today announced financial results for the third quarter of 2026.

Third Quarter 2026 Summary

•Net sales of $44.8 million, compared to $47.3 million in the prior-year period;
•Proprietary brand sales increased 19.3% year-over-year to $14.4 million, representing 40.6% of Cultivation and Gardening revenue, compared to 31.6% in the prior-year period;
•Gross profit margin of 32.4%, compared to 27.2% for the third quarter of 2025;
•Store and other operating expenses declined approximately 11.9% to $6.4 million, compared to $7.2 million in the third quarter of 2025;
•Total operating expenses decreased $1.1 million, or 7.1%, to $14.6 million in the third quarter of 2026, compared to $15.7 million for the same period in the prior-year;
•Net income improved $2.7 million to $0.2 million, compared to a net loss of $2.4 million for the same period in 2025;
•Adjusted EBITDA(1) of $2.3 million, a $0.9 million year-over-year improvement compared to $1.3 million for the comparable prior-year period; and
•Cash, cash equivalents, and marketable securities of $41.8 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “Our third-quarter results reflect the continued progress of GrowGeneration's transformation into a national commercial cultivation supply and proprietary-brand platform. We delivered $44.8 million in revenue, expanded gross margin to 32.4%, and generated $2.3 million in Adjusted EBITDA. Proprietary-brand sales increased approximately 19% year-over-year and represented more than 40% of Cultivation and Gardening revenue, demonstrating the progress we are making in shifting our business toward higher-margin products and commercial customers.

"We are also continuing to take meaningful actions to improve our cost structure, including a strategic restructuring plan initiated in the fourth quarter. Store and other operating expenses declined approximately 12% year-over-year, and we are moving forward with four to five store closures in the fourth quarter, along with additional restructuring initiatives designed to further reduce fixed costs and improve operating efficiency. While these actions may impact near-term profitability, we believe they will position GrowGeneration to operate more efficiently and achieve higher levels of profitability in 2027.

"We are pleased with our progress through the first nine months of 2026 and remain focused on building a stronger, more profitable business. With $41.8 million in cash, cash equivalents and marketable securities and no debt, we have the financial flexibility to execute our strategic initiatives while maintaining a disciplined approach to capital allocation. Our priorities remain consistent, expanding our commercial business, increasing proprietary-brand penetration, and leveraging our distribution infrastructure and technology investments to support profitable growth,” added Mr. Lampert.

Third Quarter 2026 Consolidated Results

Net sales were $44.8 million for the third quarter of 2026, compared to $43.2 million in the second quarter of 2026 and $47.3 million in the third quarter of 2025. Sequential revenue growth was driven largely by our commercial B2B business and continued expansion of proprietary brand penetration; the year-over-year change reflects our lower store count compared to last year. Cultivation and Gardening net sales were $35.6 million for the third quarter of 2026, compared to $34.9 million in the second quarter of 2026 and $38.4 million for the same period in the prior-year. Net sales in our Storage Solutions segment were $9.2 million for the third quarter of 2026, compared to $8.3 million last quarter and $8.9 million in the third quarter of 2025.

Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 40.6%, compared to 31.6% for the same period in the prior year. Our increasing proprietary brands penetration continues to be driven by our strategic initiatives to expand our sales mix of higher-margin proprietary products.

Gross profit was $14.5 million for the third quarter of 2026, compared to gross profit of $12.9 million for the third quarter of 2025. The improvement included a $2.6 million reduction in cost of sales associated with IEEPA tariff refunds. A higher mix of proprietary-brand products also contributed favorably to gross margin, partially offset by higher transportation costs, increased estimated inventory obsolescence expenses, and lower sales volume associated with the Company's reduced store footprint.

Total operating expenses, which include store operations and other operational expenses, selling, general, and administrative expense, estimated credit losses, depreciation and amortization, and impairment loss decreased in the third quarter of 2026 by $1.1 million, or 7.1%, to $14.6 million, compared to $15.7 million in the third quarter of 2025.

Store and other operating expenses in the third quarter of 2026 declined by approximately 11.9% to $6.4 million, compared to $7.2 million in the third quarter of 2025, reflecting the benefits of our streamlined retail footprint and cost-reduction initiatives.

Selling, general, and administrative expenses in the third quarter of 2026 were $6.8 million, compared to $5.7 million in the third quarter of 2025. The year-over-year change was primarily due to increases in our commercial sales structure that support our growth initiatives and certain non-recurring expenses incurred during the quarter.

GAAP net income was $0.2 million in the third quarter of 2026, a $2.7 million improvement compared to a net loss of $2.4 million in the third quarter of 2025. The improvement was primarily driven by higher gross profit, driven largely by the IEEPA tariff refund and higher proprietary brand penetration, reduced operating expenses, and lower depreciation and amortization.

Non-GAAP Adjusted EBITDA(1) was $2.3 million in the third quarter of 2026, our second consecutive quarter of positive Adjusted EBITDA and a $0.9 million year-over-year improvement compared to $1.3 million in the third quarter of 2025, reflecting gross margin improvement and the continued realization of operational cost-reduction initiatives.

Cash, cash equivalents, and marketable securities as of September 30, 2026 were $41.8 million. Inventory as of September 30, 2026 was $33.6 million, and prepaid and other current assets were $9.3 million. During the third quarter, the Company repurchased approximately 0.7 million shares of common stock at an average price of $1.46 per share, for an aggregate purchase price of approximately $1.0 million, with approximately $8.0 million remaining available under its share repurchase authorization as of September 30, 2026.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities, as of September 30, 2026 were $28.9 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans 492,000 square feet of retail and warehouse space and includes 19 retail locations across 9 states as of September 30, 2026. During the first nine months of 2026, we closed four retail locations. In connection with our strategic restructuring plan initiated in the fourth quarter of 2026, we expect to close four to five additional locations during the fourth quarter, including two locations that have already been closed, as part of our ongoing efforts to reduce fixed costs and improve operating efficiency. We continue to serve customers through our remaining locations, commercial sales organization, and online platforms, including growgeneration.com and GrowGenPro.

2026 Outlook

GrowGeneration is narrowing its full-year 2026 net revenue guidance to a range of $163 million to $165 million, compared to its previous guidance of $162 million to $168 million. The Company exceeded its previously established year-end target of approximately 40% proprietary-brand penetration of Cultivation and Gardening revenue during the third quarter, achieving 40.6%, ahead of expectations.

While the Company is satisfied with its third-quarter performance and results through the first nine months of 2026, which exceeded its initial operating plan, management is taking additional steps during the fourth quarter to further reduce its ongoing cost structure and position the business for improved profitability in 2027.

These initiatives include four to five retail store closures during the fourth quarter, two of which have already been completed, as well as other restructuring and operational efficiency measures. Given the potential fourth-quarter financial impact of these activities, including closure-related and restructuring costs and the timing of anticipated savings, the Company is withdrawing its previously issued full-year 2026 Adjusted EBITDA guidance of $2 million to $3 million.

The Company expects these initiatives to reduce its ongoing fixed-cost base and support higher levels of profitability in 2027, while maintaining its focus on commercial sales growth, proprietary-brand expansion, and disciplined capital allocation.

Footnotes
(1) Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call

The Company will host a conference call today, November 10, 2026, at 4:30 p.m. Eastern Time to discuss financial results for the third quarter ended September 30, 2026. To participate in the call, please dial 1-(888)-699-1199 (domestic) or 1-(416)-945-7677 (international). The conference code is 23541. The call will also be webcast and can be accessed at
https://app.webinar.net/NW2glmzDekL or on the Investor Relations section of the GrowGen website at: https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:

GrowGen is one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Char Coir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, MMI Storage Solutions.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG in the subject line.

Forward-Looking Statements

This press release contains predictions, estimates or other information that are considered forward-looking statements, including without limitation, statements regarding the Company’s financial outlook, guidance, and strategic expectations, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used herein, words such as “look forward,” “expect,” “believe,” “anticipate,” “estimate,” “guidance,” “outlook,” “projected,” “intend,” “may,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent management’s current expectations and are based on assumptions and estimates that management believes are reasonable as of the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those anticipated due to a number of risks and uncertainties, including but not limited to those discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com. The Company does not undertake any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by applicable securities laws, whether as a result of new information, future events, or otherwise.

Contact:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$26,012	$30,406
Marketable securities	15,748	15,658
Accounts receivable, net of allowance for credit losses of $2,297 and $2,109, respectively	18,132	10,668
Notes receivable, current, net of allowance for credit losses of $194 and $214, respectively	1,958	507
Inventory	33,600	38,776
Prepaid and other current assets	9,260	7,732
Total current assets	104,710	103,747

Property and equipment, net	6,104	9,795
Operating leases right-of-use assets, net	25,701	27,050
Intangible assets, net	1,605	3,326
Goodwill	2,080	2,080
Other assets	1,012	1,042
TOTAL ASSETS	$141,212	$147,040
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,932	$8,775
Accrued liabilities	6,110	3,269
Payroll and payroll tax liabilities	2,534	2,589
Customer deposits	2,093	4,015
Sales tax payable	1,272	872
Current maturities of operating lease liabilities	5,932	6,455
Total current liabilities	28,873	25,975

Operating lease liabilities, net of current maturities	22,095	23,022
Other long-term liabilities	515	544
Total liabilities	51,483	49,541
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; 100,000,000 shares authorized, 58,954,773 and 60,090,905 shares issued, 58,953,943 and 60,090,905 shares outstanding, respectively	59	60
Treasury stock, at cost; 830 and zero shares, respectively	(1)	—
Additional paid-in capital	378,076	377,128
Accumulated deficit	(288,405)	(279,689)
Total stockholders' equity	89,729	97,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$141,212	$147,040

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$44,783	$47,254	$126,389	$123,920
Cost of sales (exclusive of depreciation and amortization shown below)	30,257	34,398	89,803	89,763
Gross profit	14,526	12,856	36,586	34,157

Operating expenses:
Store operations and other operational expenses	6,384	7,245	18,928	23,904
Selling, general, and administrative	6,824	5,706	20,208	18,969
Estimated credit losses	114	98	517	353
Depreciation and amortization	1,186	2,649	4,301	8,921
Impairment loss	70	—	290	—
Total operating expenses	14,578	15,698	44,244	52,147

Loss from operations	(52)	(2,842)	(7,658)	(17,990)

Other income:
Interest income	289	407	960	1,367
Total other income	289	407	960	1,367

Net income (loss) before income taxes	237	(2,435)	(6,698)	(16,623)

Provision for income taxes	—	(2)	—	(2)

Net income (loss)	$237	$(2,437)	$(6,698)	$(16,625)

Net income (loss) per share, basic	$0.00	$(0.04)	$(0.11)	$(0.28)
Net income (loss) per share, diluted	$0.00	$(0.04)	$(0.11)	$(0.28)

Weighted average shares outstanding, basic	59,042,424	59,783,202	59,642,434	59,593,357
Weighted average shares outstanding, diluted	59,255,456	59,783,202	59,642,434	59,593,357

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identification of trends affecting our business, and projection of future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutes for net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$237	$(2,437)	$(6,698)	$(16,625)
Provision for income taxes	—	2	—	2
Interest income	(289)	(407)	(960)	(1,367)
Depreciation and amortization	1,186	2,649	4,301	8,921
EBITDA (1)	$1,134	$(193)	$(3,357)	$(9,069)
Share-based compensation	474	421	999	1,239
Investment income	277	407	870	1,379
Acquisition transaction costs	—	9	—	59
Impairment loss	70	—	290	—
Restructuring plan	—	—	—	1,141
Consolidation and other charges (2)	321	694	2,145	1,257
Adjusted EBITDA (1)	$2,276	$1,338	$947	$(3,994)
(1) EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2026 include $2.6 million of IEEPA tariff refunds related to tariff costs incurred and recognized in prior periods. Consistent with the Company’s treatment of the related tariff costs, which were not excluded from EBITDA and Adjusted EBITDA, the refunds have not been excluded.

(2) Consists primarily of expenditures related to legal settlements and contingencies, the activity of store and distribution consolidation, one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses